UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 19, 2013

TECUMSEH PRODUCTS COMPANY
(Exact name of registrant as specified in its charter)

Michigan	0-452	38-1093240
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5683 Hines Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (734) 585-9500

(not applicable)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
As of June 19, 2013, Tecumseh Europe S.A. (“Tecumseh Europe”) entered into a Factoring Agreement (the “Factoring Agreement”) with GE Factofrance (“GE”) pursuant to which, subject to the terms and conditions set forth therein, GE agreed to provide a limited recourse undisclosed factoring facility to Tecumseh Europe for a three-year term. As of June 20, 2013 Tecumseh Europe and GE entered into Amendment Agreement No. 1 to the Factoring Agreement.
The maximum aggregate amount of the financed eligible receivables (“Maximum Financing Amount”) is EUR 40,000,000, which may be increased by up to EUR 10,000,000, subject to increased turnover, GE Credit Committee's prior approval and signing an amendment, as set forth in the Agreement.
The factoring facility is a limited recourse facility, which provides non-recourse and with-recourse financing. Non-recourse financing through the factoring facility will be provided in connection with receivables that are covered by Tecumseh Europe's credit insurance policy, to the extent that these receivables are approved by the credit insurer and subject to the maximum insurance liability. With-recourse financing through the factoring facility will be provided for other eligible receivables. Financing completely uninsured receivables is subject to GE's prior review and acceptance.
GE has agreed not to terminate the Factoring Agreement within a period of thirty-six months, subject to conditions set forth in the Factoring Agreement. Tecumseh Europe can terminate the Agreement at any time, subject to a three month prior notice. As from the end of the thirty-six months commitment period, both GE and Tecumseh Europe can terminate the Agreement at any time, subject to a three month prior notice, and subject to conditions set forth in the Agreement. During the period of the Factoring Agreement Tecumseh Europe is subject to certain financial covenants, including maintaining minimum EBITDA (or Adjusted EBITDA) and equity.
Tecumseh Europe may pay various fees in connection with the factoring facility, including (i) a factoring commission of 0.09% of the face value of the transferred receivables, subject to a minimum annual amount of EUR 135,500, (ii) a special financing commission based on an average EURIBOR or LIBOR rate, depending on the currency in which the factored receivables are denominated, plus 1.2% per annum, and subject to a minimum rate of 1.4% per annum, of the average amount financed (iii) an arrangement fee of EUR 10,000 paid on the date of signature of the Factoring Agreement, and (iv) a non-utilization fee of 0.25% per annum calculated on the difference between the Maximum Financing Amount and the average amount financed.
The foregoing description of the Factoring Agreement, as amended, and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the terms and conditions of the Factoring Agreement, as amended, a copy of which is attached to this report as Exhibit 99.1 and is incorporated by reference in this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The description of the Factoring Agreement and Amendment No. 1 to the Factoring Agreement in Item 1.01 of this report is incorporated by reference in this Item 2.03.

Item 7.01	Regulation FD Disclosure.
On June 25, 2013 we issued a press release announcing our entry into a Factoring Agreement with GE. We are furnishing a copy as Exhibit 99.2 to this report and incorporate it by reference to this item 7.01.

Item 9.01	Financial Statements and Exhibits.
The following exhibits are filed with this report:

Exhibit No.	Description

99.1	Factoring Agreement dated June 19, 2013, and Amendment No. 1 dated June 20, 2013 to Factoring Agreement dated June 19, 2013, between Tecumseh Europe S.A. and GE Factofrance
99.2	Press release dated June 25, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECUMSEH PRODUCTS COMPANY

Date:	June 25, 2013	By	/s/ Janice E. Stipp
Janice E. Stipp, Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Factoring Agreement dated June 19, 2013, and Amendment No. 1 dated June 20, 2013 to Factoring Agreement dated June 19, 2013, between Tecumseh Europe S.A. and GE Factofrance
99.2	Press release dated June 25, 2013